Foreign Custody Manager Agreement

                                 Between

                    First Defined Portfolio Fund, LLC

                                   And

                        First Trust Advisors L.P.

   AGREEMENT made the 1st day of October, 1999 by and between First Defined Portfolio Fund, LLC (the "Company"), a Delaware limited liability company and First Trust Advisors L.P. ("First Trust"), an Illinois limited partnership.

   WHEREAS, the Company is registered under the Investment Company Act of 1940 (the "1940 Act") as an open-end diversified management series investment company;

   WHEREAS, certain series of the Company have investments the primary market of which is outside the United States and seek to maintain such assets (including foreign currencies) and such cash and cash equivalents as are reasonably necessary to effect the series' transactions in such foreign investments with an Eligible Foreign Custodian (as such term is defined in Rule 17f-5 of the 1940 Act);

   WHEREAS, the Trust desires to appoint First Trust as the Foreign Custody Manager (as such term is defined in Rule 17f-5 of the 1940 Act) for the purpose of selecting Eligible Foreign Custodians which are Compulsory Depositories (as defined below) to place and maintain the assets of the series of the Company listed in Schedule A attached hereto, as such schedule may be amended from time to time (each such series shall hereinafter be referred to as a "Series"), evaluating the custodial arrangements with such Compulsory Depositories, and monitoring the foreign custody arrangements with such Compulsory Depositories and First Trust desires to serve as Foreign Custody Manager with respect to the foregoing;

   WHEREAS, the Board of Trustees has determined that it is reasonable to rely on First Trust to perform the respective duties of Foreign Custody Manager described herein and has selected First Trust to serve as Foreign Custody Manager to perform such duties;

     Now, Therefore, in consideration of the mutual agreements made herein, the Company and First Trust agree as follows:

     1.  Definitions:

     a. "Compulsory Depositories" shall mean a Securities Depository in a foreign country the use of which is for practical purposes compulsory because its use is required by law or regulation, because securities

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cannot be withdrawn from it, or because maintaining securities outside the depository is not consistent with the prevailing custodial practices in the country which the depository serves.

     b. "Eligible Foreign Custodian," "Foreign Custody Manager," and "Securities Depository" shall have the same meanings as set forth in Rule 17f-5 of the 1940 Act.

     c. "Foreign Assets" shall mean the Series' investments (including foreign currencies) for which the primary market is outside the United States, and such cash and cash equivalents as are reasonably necessary to effect the Series' transactions in such investments.

     2.  Duties of Foreign Custody Manager:

     First Trust agrees that it will perform the following services:

     a. provide written reports notifying the Company's Board of Trustees of the placement of a Series' Foreign Assets with a particular Compulsory Depository on no less than a quarterly basis (or at such other times as the Board of Trustees may determine) and of any material change in the Series' arrangements with reasonable promptness upon the occurrence of such changes (or at such other times as the Board of Trustees may determine);

     b. exercise reasonable care, prudence and diligence in performing as the Series' Foreign Custody Manager as a person having responsibility for the safekeeping of the Series' assets would exercise;

     c. in selecting a Compulsory Depository, First Trust shall first determine that the Series' Foreign Assets placed and maintained in the safekeeping of such Compulsory Depository shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors relevant to the safekeeping of such Assets, including, without limitation, those factors set forth in Rule 17f-5(c)(1)(i)-(iv);

     d. determine that the written contract, the rules or established practices or procedures of the Compulsory Depository, or any combination of the foregoing which governs the foreign custody arrangements with such Compulsory Depository will provide reasonable care for the Series' Foreign Assets based on the standards applicable to custodians in the relevant market and that such arrangements include the provisions required by Rule 17f-5(c)(2)(i)-(ii);

     e. have established a system to monitor the continued appropriateness of maintaining the Series' Foreign Assets with a particular Compulsory Depository and of the governing custodial arrangements and if First Trust determines that the existing Compulsory Depository in a given country would no longer afford the Series' Foreign Assets reasonable care, First Trust shall promptly withdraw the affected Foreign Assets from such Compulsory Depository as soon as reasonably practicable.

     Subject to 2(a)-(e) above, First Trust is hereby authorized to place and maintain the Series' Foreign Assets with Eligible Foreign

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Custodians that are Compulsory Depositories.

     3.  Fees of Foreign Custody Manager:

First Trust is currently the investment adviser to the Series and receives a management fee described in the Series' registration statement. First Trust has agreed to provide the services under this Agreement at no additional fee. The Series is responsible for all charges of a Compulsory Depository for the safekeeping and servicing of such Series' Foreign Assets and any other expenses incidental thereto.

     4.  Effective Date and Termination:

This Agreement shall become effective as to any Series as of the effective date for that Series specified in Schedule A hereto. This Agreement shall continue in effect until terminated. This Agreement may be terminated at any time, without payment of any penalty, by mutual consent of First Trust and the Board of Trustees of the Company and may be terminated by either First Trust or the Board of Trustees of the Company upon 30 days' written notice to the other party to the Agreement.

5.  Non-Liability of certain Persons:

Any obligation of the Company hereunder shall be binding only upon the assets of the Company (or the applicable Series thereof) and shall not be binding upon any Trustee, officer, employee, agent, member or shareholder of the Company. Neither the authorization of any action by any Trustee, officer, employee, agent, member or shareholder of the Company nor the execution of this Agreement on behalf of the Company shall impose any liability upon any Trustee, officer, employee, agent, member or shareholder of the Company.

6.  References and Headings:

In this Agreement and in any such amendment, references to this Agreement and all expressions such as "herein," "hereof," and "hereunder" shall be deemed to refer to this Agreement as amended or affected by any such amendments. Headings are placed herein for convenience of reference only and shall not be taken as a part hereof or control or affect the meaning, construction, or effect of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

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Dated:

                                   First Defined Portfolio Fund, LLC

Attest                             By /s/ James A. Bowen
                                   __________________________

/s/ W. Scott Jardine
____________________

                                   First Trust Advisors L.P.

Attest                             By /s/ Ronald McAlister
                                   ___________________________

/s/ W. Scott Jardine
___________________

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                               Schedule A

Series                                          Effective Date

The Dow (sm) Target 5 Portfolio                 October 1, 1999
The Dow (sm) Dart 10 Portfolio                  October 1, 1999
Global Target 15 Portfolio                      October 1, 1999
S&P Target 10 Portfolio                         October 1, 1999
NASDAQ Target 15 Portfolio                      October 1, 1999
First Trust 10 Uncommon Values Portfolio        October 1, 1999
First Trust Energy Portfolio                    October 1, 1999
First Trust Financial Services Portfolio        October 1, 1999
First Trust Internet Portfolio                  October 1, 1999
First Trust Pharmaceutical Portfolio            October 1, 1999
First Trust Technology Portfolio                October 1, 1999

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